MOSS, KRUSICK & ASSOCIATES, LLC
CERTIFIED PUBLIC ACCOUNTANTS

Partners
W. Ed Moss Jr.
Joe M. Krusick
James R. Dexter
Cori Cameron
Bob Marchewka
Ric Perez

January 18, 2016

Arrayit Corporation
927 Thompson Place
Sunnyvale, CA 94085

Board of Directors:

We hereby resign as auditor of Arrayit Corporation effective today.

Regards,

Joe Krusick

Joe Krusick
Partner
Moss, Krusick & Associates, LLC

501 S. New York Ave.
Suite 100
Winter Park, FL 32789
Phone: 407-644-5811
Fax: 407-644-6022
www.mosskrusick.com